Exhibit 99.1

Biometric ID and Authentication Security Provider BIO-key Reports Q2 Results

Wall, NJ, August 14, 2019 - BIO-key International, Inc. (Nasdaq: BKYI), an innovative provider of biometric authentication and security solutions, today reported results for its second quarter (Q2'19) ended June 30, 2019 and will host a conference call tomorrow at 10:00 a.m. EDT (details below) to review its results and outlook.

Recent Highlights:

●	NY Regional Bank and Maryland Credit Union Selected BIO-key ID Director Biometric Authentication

●	Foreign Defense Ministry Expanded its Biometric Solutions Deployment with a $300K Order, Increasing Total Project Revenue to Nearly $1M Since January 2018

●	BIO-key Q2’19 revenue of $728K declined slightly vs Q2’18 revenue of $748K but increased vs Q1’19 revenue of $552K

●	Q2’19 performance impacted by continued delays in the receipt of anticipated software license payments, now totaling $1.65M in Q2’19 and $2.75M in the first half of 2019.

BIO-key CEO Michael DePasquale commented, “Our second quarter results reflect progress engaging with foreign government institutions and companies operating in highly regulated industries such as financial services. These areas represent the fastest growing verticals for our solutions.

“Our new sales and marketing initiatives are generating an increasing level of requests for demonstrations and proofs of concept from customers looking to incorporate the security and convenience of biometrics into their existing workflow. These initiatives include a range of enhancements to our website and sales & marketing collateral intended to better target and illustrate BIO-key’s value-add for key verticals. During the second quarter, we advanced several new customer dialogues which provide promise for revenue in the second half of 2019.

“Unfortunately, our results continue to be negatively impacted by ongoing delays in anticipated cash payments from a large contract we closed with a Chinese customer in Q4 2018. To support BIO-key through this period, we have taken steps to provide sufficient working capital for our operations, including completing a convertible debt financing early in Q3’19.”

2019 Financial Guidance

Reflecting its current outlook for the balance of 2019, including ongoing uncertainty regarding the timing of monthly software license payments from a $5 million order with a Chinese customer, which includes two annual extensions for an additional $7 million, BIO-key has revised its full-year 2019 revenue guidance to a range of $6.0M to $12.0M. The upper end of the range assumes the receipt of all software license payments contractually due in 2019, totaling $6.0M, and the bottom end of the range excludes all such payments.

Within this guidance range, BIO-key expects to deliver significant top and bottom line improvements for full year 2019, and would expect to achieve positive cash flow and net income on full year revenues of $8M and above. BIO-key will revise this guidance as warranted when it reports its Q3 results.

Q2 2019 Results

Q2'19 revenue declined 2.7% to $728,383 versus 748,141 in Q2’18, due principally to lower license fees and services revenues related to delays in timing of large orders.

Service revenues decreased 7% to $231,993 in Q2'19 as compared to $249,121 in Q2'18, principally due to a decline in non-recurring services revenue and recurring service revenue pending customer renewals.

Software license revenue decreased 61% to $60,300 in Q2’19 from $154,251 in Q2'18 principally due to the Company’s transition to software as a service (SaaS) model from its historical license sale model. The net effect of this transition is to decrease the upfront revenue realized from a new software engagement and replace it with a recurring revenue stream with the potential to be significantly larger.

Hardware sales increased 26% to $436,090 from $344,769 in Q2'18 as a result of a large order from an existing customer in addition to several new customer deployments.

Gross margin was 7% in Q2'19 compared to negative 38% in Q2’18, reflecting the impact of a larger amount of non-cash software license amortization expense in Q2'18. Excluding amortization of software license rights, adjusted gross margin would have been 45% in Q2'19 versus 51% in Q2’18, with the decrease attributable to a reduction in software license revenue and an increase in hardware sales in Q2’19 compared to the year ago period.

Q2’19 operating expenses decreased 1% to $1,359,888 from $1,373,817 in Q2’18, due primarily to lower SG&A expenses principally related to reduction in payroll and non-cash compensation offset by increased factoring fees.

BIO-key's Q2'19 net loss improved to $(1,425,743), or $(0.10) per basic share, as compared to $(1,697,335), or $(0.15) per basic share after preferred dividends, in Q2’18.

Per share results are based on 14,117,062 and 11,375,320 weighted average basic shares outstanding in Q2’19 and Q2’18, respectively.

For the first six-months of 2019, total revenue was $1,280,006 versus $1,589,596 in the first half of 2018, a decline of $309,590 or 19%, reflecting both the impact of the Company’s SaaS sales strategy and the variable timing of software and hardware deals.

Net loss improved to $(3,229,251), or $(0.23) per basic share in the first half of 2019 versus $(4,045,489), or $(0.42) per basic share after preferred dividends, in the corresponding period in 2018.

Per share results are based on 14,048,570 and 9,623,151 weighted average basic shares outstanding in the first six months of 2019 and 2018, respectively.

At June 30, 2019, BIO-key had net working capital of $1.1 million compared to $3.0 million at December 31, 2018. Net working capital included $687,023 of cash and cash equivalents at June 30, 2019 versus $323,943 at December 31, 2018.

In July 2019, BIO-key completed a $3.06M convertible note financing generating $2.55M in gross proceeds to be used for general working capital purposes, including repayment of outstanding indebtedness. The note is convertible at the option of the investor into common stock at $1.50 per share and is subject to redemption at any time by BIO-key.

Conference Call and Webcast Replay
Date/Time:	Thursday, August 15, 2019 at 10 am ET
Dial-In number:	1-877-418-5460 U.S. or 412-717-9594 (Intl.)
Webcast Replay:	BIO-key Q2'19 Webcast – Available for 30 days
Call Replay:	1-877-344-7529 U.S. or 412-317-0088; Replay access code 10134247#

About BIO-key International, Inc. (www.bio-key.com)

BIO-key is revolutionizing authentication with biometric solutions that enable convenient and secure access to information and high-stakes transactions. We offer software-based alternatives to passwords, PINs, tokens, and cards to make it easy for enterprises and consumers to secure their devices as well as information in the cloud. Our premium finger scanning devices offer market-leading quality, performance and price. BIO-key also brings the power and ease of use of biometric technology to its TouchLock line™ of biometric and Bluetooth enabled padlocks – providing more ways to BIO-key your world!

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; competition in the biometric technology industry; market acceptance of biometric products generally and our products under development; our ability to expand into the Asian market; delays in the development of products and statements of assumption underlying any of the foregoing, as well as other factors set forth under the caption see "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018 and other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company undertakes no obligation to disclose any revision to these forward-looking statements whether as a result of new information, future events, or otherwise.

Engage with BIO-key
Facebook – Corporate:	BIO-key International
Twitter – Corporate:	@BIOkeyIntl
Twitter – Investors:	@BIO_keyIR
StockTwits:	BIO_keyIR

Investor & Media Contacts

William Jones, David Collins

Catalyst IR

212-924-9800

bkyi@catalyst-ir.com

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Revenues
Services	$231,993	$249,121	$473,603	$551,570
License fees	60,300	154,251	143,508	256,970
Hardware	436,090	344,769	662,895	781,056
Total revenues	728,383	748,141	1,280,006	1,589,596
Costs and other expenses
Cost of services	58,421	120,841	149,250	275,573
Cost of license fees	372,327	766,637	749,543	1,540,102
Cost of hardware	248,678	142,325	384,683	393,573
Total costs and other expenses	679,426	1,029,803	1,283,476	2,209,248
Gross profit (loss)	48,957	(281,662)	(3,470)	(619,652)

Operating Expenses
Selling, general and administrative	1,058,671	1,076,184	2,435,704	2,538,038
Research, development and engineering	301,217	297,633	675,335	689,787
Total Operating Expenses	1,359,888	1,373,817	3,111,039	3,227,825
Operating loss	(1,310,931)	(1,655,479)	(3,114,509)	(3,847,477)
Other income (expense)
Interest income	54	14	124	21
Interest expense	(114,866)	-	(114,866)	-
Total other income (expense) net	(114,812)	14	(114,742)	21
Net loss	(1,425,743)	(1,655,465)	(3,229,251)	(3,847,456)
Convertible preferred stock dividends	-	(41,870)	-	(198,033)
Net loss available to common stockholders	$(1,425,743)	$(1,697,335)	$(3,229,251)	$(4,045,489)

Basic and diluted loss per common share attributable to common stockholders	$(0.10)	$(0.15)	$(0.23)	$(0.42)
Weighted Average Common Shares Outstanding:
Basic and diluted	14,117,062	11,375,320	14,048,570	9,623,151

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Cash and cash equivalents	$687,023	$323,943
Accounts receivable, net	689,900	1,574,032
Due from factor	138,568	56,682
Inventory	1,011,703	998,829
Resalable software license rights	1,125,000	1,125,000
Prepaid expenses and other	161,997	150,811
Total current assets	3,814,191	4,229,297
Resalable software license rights, net of current portion	6,193,417	6,790,610
Equipment and leasehold improvements, net	137,458	148,608
Capitalized contract costs, net	278,286	319,199
Deposits and other assets	8,712	8,712
Operating lease right-of-use assets	532,757	-
Intangible assets, net	191,014	195,906
Total non-current assets	7,341,644	7,463,035
TOTAL ASSETS	$11,155,835	$11,692,332

LIABILITIES
Accounts payable	$864,879	$481,269
Accounts payable – related party	142,623	-
Accrued liabilities	714,250	548,232
Convertible notes payable, net of debt discount and debt issuance costs	541,667	-
Deferred revenue	294,261	196,609
Operating lease liabilities, current portion	141,068	-
Total current liabilities	2,698,748	1,226,110
Operating lease liabilities, net of current portion	383,028	-
Total non-current liabilities	383,028	-
TOTAL LIABILITIES	3,081,776	1,226,110

Commitments

STOCKHOLDERS’ EQUITY

Common stock — authorized, 170,000,000 shares; issued and outstanding; 14,295,923 and 13,977,868 of $.0001 par value at June 30, 2019 and December 31, 2018, respectively	1,429	1,398
Additional paid-in capital	86,436,197	85,599,140
Accumulated deficit	(78,363,567)	(75,134,316)
TOTAL STOCKHOLDERS’ EQUITY	8,074,059	10,466,222
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,155,835	$11,692,332

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2019	2018

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(3,229,251)	$(3,847,456)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation	39,903	44,596
Amortization of intangible assets	6,628	8,966
Amortization of resalable software license rights	562,150	1,318,559
Amortization of debt discount	15,467	-
Amortization of capitalized contract costs	67,774	59,044
Amortization of debt issuance costs	56,200	-
Share and warrant-based compensation for employees and consultants	635,077	676,454
Stock based directors’ fees	22,011	23,021
Change in assets and liabilities:
Accounts receivable	884,132	2,424,295
Due from factor	(81,886)	82,202
Operating leases right-of-use assets	70,180	-
Capitalized contract costs	(26,861)	(160,649)
Inventory	(12,874)	16,369
Resalable software license rights	35,043	9,543
Prepaid expenses and other	(23,781)	(4,041)
Accounts payable	526,233	(168,799)
Accrued liabilities	166,018	(203,445)
Deferred revenue	97,652	(179,683)
Operating lease liabilities	(66,246)	-
Net cash provided by (used for) operating activities	(256,431)	98,976
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(1,736)	-
Capital expenditures	(28,753)	(68,479)
Net cash used for investing activities	(30,489)	(68,479)
CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of convertible debentures	667,000	-
Costs to issue notes, preferred and common stock	(17,000)	(15,212)
Net cash provided by (used for) financing activities	650,000	(15,212)
NET INCREASE IN CASH AND CASH EQUIVALENTS	363,080	15,285
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	323,943	288,721
CASH AND CASH EQUIVALENTS, END OF PERIOD	$687,023	$304,006